Exhibit 99.1
FREMONT INVESTMENT & LOAN COMPLETES SALE OF ITS DEPOSITS
AND SUBSTANTIALLY ALL OF ITS ASSETS TO CAPITALSOURCE BANK
(BREA, CALIFORNIA) — July 25, 2008: Fremont General Corporation (the “Company” or “FGC”) (OTC: FMNTQ), doing business primarily through its wholly-owned bank subsidiary, Fremont Investment & Loan (“FIL” or the “Bank”), announced today that the Company completed the sale of a substantial portion of FIL’s remaining assets, including all of its branches, and 100% of its deposits, to CapitalSource Bank (“CapitalSource Bank”), a newly formed California industrial bank and indirect wholly-owned subsidiary of CapitalSource Inc. This transaction was completed pursuant to the Purchase and Assumption Agreement (the “Agreement”) entered into on April 13, 2008.
At the closing of the transaction, CapitalSource Bank acquired the Bank’s entire retail branch network of 22 offices, its participation interest in previously sold commercial real estate loans, real and personal property, cash and certain other assets of the Bank. In addition, CapitalSource Bank assumed 100% of the Bank’s deposits, which totaled approximately $5.2 billion.
As a result of this transaction, the Bank received a net premium of approximately $100.0 million for the assumed deposits and transferred assets. Pursuant to the Agreement, within 30 days after the closing, the parties will confirm the final dollar amount of assets sold and deposits assumed by CapitalSource Bank through preparation of a final closing statement, and, if there are any changes from the amount delivered at the closing, the final net premium to be received by FIL may increase or decrease.
Following the transfer of its branches to CapitalSource Bank, FIL will no longer accept deposits or conduct any other traditional banking functions of a California industrial bank. Within the next few days, the Bank will be relinquishing its federal deposit insurance to the Federal Deposit Insurance Corporation (“FDIC”) and surrendering its charter to the California Department of Financial Institutions (“DFI”). The Bank, however, will continue as a California corporation and will be changing its name to “Fremont Reorganizing Corporation.”
About Fremont General
Prior to the closing referenced above, Fremont General Corporation has been a financial services holding company with $8.8 billion in total assets, at September 30, 2007. The Company was engaged in deposit gathering through a retail branch network located in the coastal and Central Valley regions of Southern California through its wholly-owned bank subsidiary, Fremont Investment & Loan. Fremont Investment & Loan funded its operations primarily through deposit accounts sourced through its 22 retail banking branches which were insured up to the maximum legal limit by the FDIC.
To find out more about Fremont General, or to subscribe to the Company’s email alert feature for notification of Company news and events, please visit www.fremontgeneral.com.
Regulatory Filings
The Company’s periodic reports as filed with the Securities and Exchange Commission (“SEC”) can be accessed at www.fremontgeneral.com and on the EDGAR’s section of the SEC’s website at www.sec.gov.
Forward-Looking Statements
This news release may contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon current expectations and beliefs of the Company and its subsidiaries. These statements and the Company’s reported results herein are not guarantees of future performance or results and there can be no assurance that actual developments and economic performance will be those anticipated by the Company. Actual developments and/or results may differ significantly and adversely from historical results and those anticipated by the Company for the fiscal year ending December 31, 2008 as a result of various factors which are set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2006, Quarterly Reports on Form 10-Q, and its reports on Form 8-K and other documents filed by the Company with the SEC from time to time. The Company does not undertake to update or revise forward-looking statements to reflect the impact of circumstances or events that arise after the date the forward-looking statements are made, except as required under applicable securities laws.
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